Exhibit 99.2

NEWS RELEASE

Halcón Resources Files for Court Approval of Prepackaged Restructuring Plan

HOUSTON, TEXAS — July 28, 2016 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”), and certain of its subsidiaries, today announced that they had filed voluntary petitions under chapter 11 of the Bankruptcy Code to pursue a pre-packaged plan of reorganization in accordance with its previously announced comprehensive balance sheet restructuring efforts (the “Restructuring Plan”).

Under the Restructuring Plan, the Company will eliminate approximately $1.8 billion in long-term debt and will reduce annual interest expense by more than $200 million. The Restructuring Plan also provides that existing holders of Halcón common stock will receive 4.0% of the common stock of the reorganized Company (subject to dilution set forth in the Restructuring Plan).

The bankruptcy filing follows Halcón’s successful solicitation for support of the Restructuring Plan from the Company’s 13.0% 3rd Lien Notes due 2022 (the “3L Notes”), its three tranches of senior unsecured notes comprised of its 9.75% Senior Notes due 2020, its 8.875% Senior Notes due 2021, and its 9.25% Senior Notes due 2022 (collectively, the “Unsecured Notes”), its 8.0% Convertible Note due 2020 (the “Convertible Note”) and its 5.75% Series A Perpetual Convertible Preferred Stock (the “Preferred Equity”, and together with the 3L Notes, Unsecured Notes and Convertible Note, the “Affected Stakeholders”).  This solicitation resulted in overwhelming support for the Restructuring Plan with the Company having received acceptances from more than 95% in number and over 99% in aggregate amount of claims and interests in each Affected Stakeholder class that voted on the Plan.  In addition, as previously announced, Halcón also reached an agreement with holders of more than 51% in aggregate principal amount of its 8.625% and 12.0% 2nd Lien Notes due 2020 and 2022 regarding certain amendments to the indentures governing such notes in exchange for the commitment of such holders to support the Restructuring Plan.

On July 25, 2016 the Company drew down its revolving credit facility and therefore currently has $359 million in cash on hand. On July 27, 2016, Halcón received a commitment from certain lenders in its existing reserve-based credit facility to provide the Company with $500 million of availability under a debtor in possession credit facility which will convert into a reserve-based revolving credit facility, led by JPMorgan and Wells Fargo, to provide the Company with a $600 million debtor in possession credit facility (the “DIP”) with $500 million of availability once the interim order approving the DIP is received from bankruptcy court.  Halcón plans to repay outstanding amounts due on its existing revolver once the DIP is approved by the court. The DIP facility will convert into a reserve-based revolving credit facility (the “Exit Facility”) with availability of $600 million upon emergence from bankruptcy.  Halcón’s current cash on hand in addition to the commitment for the DIP and Exit Facility provides the Company with ample liquidity both during and after the restructuring process.

The Company has been in contact with the New York Stock Exchange (“NYSE”) and anticipates the continued listing of its common stock on the NYSE throughout the bankruptcy process so long as the Company continues to meet the minimum continued listing standards set forth by the NYSE.

The Restructuring Plan is expected to conclude in approximately 45-60 days.  The Company plans, subject to approval by the Bankruptcy Court, to continue to pay vendors, royalty owners and other parties in ordinary course throughout the bankruptcy process.

Halcón filed its voluntary chapter 11 petitions and pre-packaged plan in the U.S. Bankruptcy Court for the District of Delaware in Wilmington.  Information about the cases can be found on http://dm.epiq11.com/Halcon. The Company has also posted FAQs and other restructuring information on its website at http://www.halconresources.com.

PJT Partners is serving as Halcón’s financial advisor and Weil, Gotshal & Manges, LLP is acting as legal advisor to the Company in relation to the Restructuring Plan.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Quentin Hicks, Senior Vice President of Finance & Investor Relations, at 832-538-0557 or qhicks@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the restructuring support agreement; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization, potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization, effects on market price of the Company’s common stock and on the Company’s ability to access the capital markets, and the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.